Exhibit 2B.2

Corporate Resolutionof: BFFI GROUP INC We, the undersigned, being all the directors of this corporation consent and agree that the following corporate resolution was made on June 26th,2019 date at 10:00 (EST) time at304 S. Jones Blvd 4980 Las Vegas NV 89107location We do hereby consent to the adoption of the following as if it was adopted at a regularly called meeting of the board of directors of this corporation. In accordance with State law and the bylaws of this corporation, by unanimous consent, the board of directors decided that: Article One Shares Section 1.Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is up to 200,000,000 shares of capital stock having a par value of $0.01 per share. Section 2.Common Stock. Except with respect to voting rights, as otherwise required by applicable law, all shares of Common Stock, shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. (a) Voting Rights.Except as otherwise provided in thisSectionor as otherwise required by applicable law, the holders of Common Stock shall beentitled to one vote per share on all matters to be voted on by the Corporation’s shareholders. (b)Dividends. When dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall beentitled to participate in such dividends ratably on a per share basis. (c)Liquidation. Tthe holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation. (d) Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender at such place of any certificate representing shares of Common Stock, the Corporation shall, at the request of the record holder of such certificate. execute and deliver (at the Corporation’s expense) a new certificate or certificates inexchange therefor representing in the aggregate the number of shares of such stock represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Common Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance. (f) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (provided, that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrenderof such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate of like kind representing the number of shares of such stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. (g)Notices. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any shareholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder). (h) Amendment and Waiver. No amendment or waiver of any provision of this Resolution shall be effective out the prior written consent of the holders of a majority of the then outstanding shares of Common Stock voting as a single class. Article Two Financing Section 1. Proposal for financing with Reg A-Tier 1 Based on Section 401 of <Jumpstart Our Business Act>, all shareholders of BFFI GROUP INC agreed to use Regulation A-Tier 1 for financing. All information required by Reg A will be drafted and signed by all directors of the company and submitted by Haoquan Addison Lin as the CEO and CFO representative of Vice. Theofficers of this corporation are authorized to perform the acts to carry out this corporate resolution. Director Signature Printed Name HONGBIN OLIVER CHAN Date: June26th, 2019 Director Signature: Printed Name: HAOQUAN ADDISON LIN Date: June 26th,2019 Seal